ADM-2A: INSIDER TRADING
POLICY

OVERVIEW
Policy prohibiting insider trading and unauthorized disclosure of information to others.

EFFECTIVE DATE
July 10, 2015, Revised February 1, 2024

This policy is applicable to all Subsidiaries.

This policy supersedes all previous insider trading policies adopted by our Board of Directors.

After you have read this policy, please sign the Certification that is attached to this manual and return it to the THOR Compliance Officer at the address indicated on the Certification.

INTRODUCTION

Federal and state securities laws prohibit any person who is aware of “material nonpublic information” (also known as “MNPI”) about a company from trading in securities of that company. These laws also prohibit a person from disclosing or providing (also known as “tipping”) material nonpublic information to other persons who may trade on the basis of that information.

Our Board of Directors has adopted this policy to promote compliance with these laws and to protect you and our Company from the serious liabilities and penalties that can result from violations of these laws.

It is your responsibility to comply with the securities laws and this policy. If you have questions about this policy, please contact the THOR Compliance Officer as set forth under the heading "Information About the THOR Compliance Officer."

PERSONS SUBJECT TO THIS POLICY

This policy applies to the Company and any subsidiary of the Company as well as all employees, officers, or directors of the Company and its subsidiaries.

Applies to:
Corporate	Subsidiaries
☑	☑

It also applies to “Related Persons” which includes the family members who reside with each employee, anyone else who lives with an employee and any other person or entity whose transactions in Company securities are directed by an employee or are subject to an employee’s influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that these other persons and entities comply with this policy.

In addition to this policy, our directors, executive officers and certain other designated persons who have access to material nonpublic information are subject to a supplemental policy that imposes additional restrictions on their trading in Company securities.

If you possess material nonpublic information at the time your employment or other services terminates, you remain subject to this policy until the information has been publicly announced or is no longer “material” (as defined below).

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

MATERIAL INFORMATION – Information about our Company is generally regarded as ”material” if its public disclosure is likely to affect the market price of our securities or if it otherwise is information that a reasonable shareholder or investor would want to know before making an investment decision (i.e. to buy, sell or hold our securities).

Material information is not limited to historical facts and may also include projections and forecasts. Both positive and negative information may be material. Information about our Company that could be deemed material includes, but is not limited to:

▪a significant change in our operations, projections or strategic plans;
▪proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;
▪the gain or loss of a major supplier, customer or significant contract;
▪a new product or discovery;
▪a significant pricing change in our products or services;
▪extraordinary borrowings;
▪a declaration of a stock split, a public or private securities offering by us or a change in our dividend policies or amounts;
▪a change in senior management or the Board of Directors;
▪cybersecurity risks and incidents, including vulnerabilities and breaches; and
▪developments regarding significant litigation or government agency investigations.

If you are unsure whether information is material, you should either consult with the THOR Compliance Officer before making any decision to disclose such information or to trade in or recommend securities to which that information relates, or assume that the information is material.

NONPUBLIC INFORMATION – Nonpublic
information is information that is not generally available to the investing public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. If you are aware of material nonpublic information, you may not trade until the information has been widely disclosed to the public (for example, through a press release or an SEC filing) and the market has had sufficient time to absorb the information. For purposes of this policy, information will generally be considered public after the first full trading day following the Company's public release of the information. For example, if we issued a press release on a Tuesday, the first day that trading could occur would be on Thursday.

If you are unsure whether information is considered public, you should either consult with the THOR Compliance Officer, or assume that the information is nonpublic and treat it as confidential.

CORE TRADING AND DISCLOSURE RESTRICTIONS

The following trading and disclosure restrictions apply to all of our employees, officers and directors (including their respective Related Persons):
▪If you have material nonpublic information, you must not trade or advise anyone else to trade in our securities until such information has been publicly disclosed.
▪If you have material nonpublic information regarding any other company that you obtained from your employment or relationship with us, you must not trade or advise anyone else to trade in the securities of that other company until such information has been publicly disclosed.
▪You must not share material nonpublic information with people in our Company whose jobs do not require them to have such information.
▪You must not disclose any nonpublic information, material or otherwise, concerning the Company to anyone outside the Company unless required as part of your duties and the person receiving the information has a reason to know the information for Company business purposes.

TRANSACTIONS COVERED BY THIS POLICY

This policy applies to any purchase or sale of Company securities, including our common stock, options to purchase our common stock, any other type of securities that we may issue, such as preferred stock, convertible debentures and warrants, as well as exchange-traded options, other derivative securities, and puts, calls and short sales involving Company securities.

Notwithstanding this general rule, certain transactions under Company benefit plans and transactions conducted pursuant to a prearranged trading plan that meet certain conditions are not prohibited by this policy. These transactions are discussed in this policy under the heading “Exceptions to this policy for certain transactions under Company benefit plans and prearranged trading plans.”

UNAUTHORIZED DISCLOSURE OF INFORMATION
You are prohibited from disclosing to anyone inside or outside the Company any nonpublic information obtained at or through the Company, except when such disclosure is part of your regular duties and is needed to enable the Company to carry out its business properly and effectively. You should never trade, tip or recommend Company securities (or otherwise cause the purchase or sale of Company securities) while in possession of material nonpublic information.

We are subject to laws that govern the timing of our disclosures of material information to the public and others. In addition, only certain designated employees may discuss the Company with the news media, securities analysts and investors. All inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to Trevor Gasper. Accordingly, when an inquiry is made by an outsider, the following response will generally be appropriate:

“As to these types of matters, the Company's spokesperson is Trevor Gasper. If there is any comment, he would be the person to contact.”

The following procedures are appropriate in protecting the confidentiality of Company information: (i) avoid discussions of confidential matters in places where they might be overheard or otherwise disseminated; (ii) mark sensitive documents “confidential” and use sealed envelopes marked “confidential”; (iii) secure confidential documents and restrict the copying of sensitive documents; (iv) provide instructions to receptionists regarding outside inquiries; (v) use code names for sensitive projects; (vi) use passwords to restrict computer access; and (vii) do not use any Internet message boards or similar mediums available to the public to post any unauthorized messages regarding the Company or our business, financial condition, employees, clients or other matters related to us.

CONSEQUENCES OF VIOLATING INSIDER TRADING LAWS OR THIS POLICY

The consequences of violating the securities laws or this policy can be severe.

They may include the following:

CIVIL AND CRIMINAL PENALTIES – If you violate the insider trading or tipping laws, you may be required to:
▪pay civil penalties up to three times the profit made or loss avoided;
▪pay a criminal penalty of up to $5 million; and/or
▪serve a jail term of up to 20 years.

In addition, the Company and/or the supervisors of a person who violates these laws may also be subject to civil or criminal penalties if they did not take appropriate steps to prevent illegal trading.

COMPANY DISCIPLINE – If you violate this policy or insider trading or tipping laws, you may be subject to disciplinary action by the Company, up to and including termination for cause. A violation of our Company policy is not necessarily the same as a violation of law, and we may determine that specific conduct violates this policy, whether or not the conduct also violates the law. We are not required to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.

REPORTING OF VIOLATIONS – Any employee, officer or director who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the THOR Compliance Officer.

EXCEPTIONS TO THIS POLICY FOR CERTAIN TRANSACTIONS UNDER COMPANY BENEFIT PLANS AND PREARRANGED TRADING PLANS

This policy does not apply to your exercise of an employee stock option. It also does not apply to your election to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This policy does apply, however, to sales of shares received upon exercise of an option, including any broker-assisted cashless exercise of an option. If you have any questions regarding any applicable exceptions under Company benefit plans, you should consult with the THOR Compliance Officer.

The trading restrictions in this policy do not apply to trading in Company securities if the trades occur pursuant to a prearranged trading plan that is fully compliant with all SEC regulations and has been pre-cleared by the THOR General Counsel. An SEC rule, Rule 10b5-1(c), may provide an affirmative defense from insider trading liability for trades that occur pursuant to a prearranged “trading plan” that meets certain specified conditions. You must pre-clear any such trading plan with the THOR General Counsel and you must enter into the trading plan at a time when you are not aware of any material nonpublic information. The THOR General Counsel can provide further guidance as to specific requirements by the SEC for the adoption of such trading plans and you are advised to seek pre-approval well in advance of the anticipated effective date of any such plan. As a condition to the approval of any such plan, the THOR General Counsel will require the inclusion in the plan of any provisions deemed necessary or advisable to comply with law and Company policy. Any changes to a trading plan that has been approved by the THOR General Counsel must also be approved by the THOR General Counsel before any further transactions can be effected pursuant to the plan.

INFORMATION ABOUT THE THOR COMPLIANCE OFFICER

If you have a question about this policy or whether it applies to a particular transaction, contact Trevor Gasper, THOR General Counsel, who is designated as the THOR Compliance Officer for this policy, for additional guidance. His telephone number is 574-970-7925 and email is tgasper@thorindustries.com.

THOR INDUSTRIES INSIDER TRADING POLICY CERTIFICATION

I hereby acknowledge receipt of the THOR Industries, Inc. Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others and agree to abide by its terms and conditions.

Signature

Print Name

Title

Date

Return this Certification to Trevor Gasper at tgasper@thorindustries.com or via fax at (866) 549-4259.

ADM-2B: SUPPLEMENTAL POLICY CONCERNING TRADING IN COMPANY SECURITIES BY CERTAIN DESIGNATED PERSONS

OVERVIEW
Policy prohibits insider trading and unauthorized disclosures.

EFFECTIVE DATE
May 20, 2011, Revised February 1, 2024

This policy is applicable to all Subsidiaries and the individuals specifically mentioned herein.

This policy supplements our (i) Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others and (ii) Investor Relations and External Communications Policy, both of which prohibit insider trading and unauthorized disclosure of information to others. If you are subject to this policy, you will be notified and provided a copy of this policy. We refer to persons subject to this supplemental policy as “Designated Persons.” After you have read this policy, please sign the Certification that is attached to this manual and return it to the THOR Compliance Officer at the address indicated on the Certification. You will also be asked to re-certify your compliance with this policy annually.

PERSONS SUBJECT TO THIS SUPPLEMENTAL POLICY

This supplemental policy applies to:

▪Each director of the Company;

▪Each officer of the Company who has been designated by our Board of Directors as an “officer” for purposes of the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

▪Each officer of each operating unit of the Company; and

▪Any additional persons that the Company may from time to time designate as being subject to this policy because of their position with the Company and access to material nonpublic information.

Applies to:
Corporate	Subsidiaries
☑	☑

If you are a Designated Person, then this policy also applies to your family members who reside you, anyone else who lives with you and any other person or entity whose transactions in Company securities are directed you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for making sure that these other persons and entities comply with this policy.

ADDITIONAL TRADING RESTRICTIONS THAT APPLY TO DESIGNATED PERSONS

If you are a Designated Person, you are subject to all of the requirements of our Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others and our Investor Relations and External Communications policy. In addition, you are subject to the following restrictions:

▪You may not trade in Company securities outside of a trading window. For purposes of this policy, a “trading window” will commence after the close of trading two (2) trading days following the Company’s widespread public release of quarterly operating results (other than preliminary results) and ending at the close of trading on the date that is five (5) trading days prior to the end of the applicable fiscal quarter.

▪Even during a trading window, you may not trade during a blackout period. You may not trade in Company securities during any special blackout periods that the THOR General Counsel may designate with the prior written approval of the THOR Chief Executive Officer (“CEO”). You may not disclose to any outside third party that a special blackout period has been designated.

▪You may not trade during a trading window without prior clearance. During a trading window, you may trade in Company securities only after obtaining clearance from the THOR General Counsel. If you decide to engage in a transaction involving Company securities during a trading window, you must notify the THOR General Counsel in writing of the amount and nature of the proposed trade(s) at least two (2) business days prior to the proposed transaction, and certify in writing that you are not in possession of material nonpublic information concerning the Company. You must not engage in the transaction unless and until the THOR General Counsel provides clearance in writing and you must obtain new clearance if the cleared trade does not occur within 4 trading days of receipt of clearance. The forgoing functions of the THOR General Counsel will be undertaken by the CEO in the case of proposed trades by the THOR General Counsel. Proposed trades by the THOR CEO will require clearance by any of (i) the THOR General Counsel or (ii) the Audit Committee of the Board of Directors. The existence of these clearance procedures does not in any way obligate the THOR General Counsel to clear any transaction.

▪You may not trade in options on Company securities (puts or calls) or engage in short sales with respect to Company securities. Trading in “puts” and “calls” (publicly traded options to sell or buy stock) and engaging in short sales are often perceived as involving insider trading and they may focus your attention on the Company’s short-term performance rather than its long-term objectives. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Therefore, transactions in puts, calls, and other derivative securities with respect to Company securities on an exchange or in any other organized market are prohibited by this policy, as are short sales of Company securities.

▪You may not hold Company securities in a margin account, and you may not, without prior approval, pledge Company securities as collateral for any other loan. Because a broker is permitted to sell securities in a margin account if the customer fails to meet a margin call, the securities can be sold at a time when the customer is aware of material nonpublic information about the Company. Also, a foreclosure sale under any other loan could also occur at a time when the borrower has nonpublic information about us. Therefore, you may not hold Company securities in a margin account or pledge Company securities as collateral for a loan. An exception to this prohibition may be granted in the case where you are able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. A request for any such exception must be made to the THOR General Counsel at least ten (10) days in advance of entering into the pledge agreement.

EXCEPTIONS TO THIS SUPPLEMENTAL POLICY

The trading restrictions in this supplemental policy do not apply to certain transactions under Company benefit plans (contact the THOR Compliance Officer with any questions or concerns). The trading restrictions in this supplemental policy also do not apply to trades pursuant to an approved prearranged trading plan provided that you enter into the plan during a trading window and the plan otherwise meets the conditions for such plans set forth in the Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others and Policies ADM-2 and ADM-2A.

In addition, specific exceptions to this supplemental policy may be made when the person requesting approval does not possess material nonpublic information, personal circumstances warrant the exception, and the exception would not otherwise contravene the law or the purposes of this policy. Any request for an exception should be directed to the THOR General Counsel. Any request for an exception by a director or executive officer shall also require the preapproval of the Audit Committee of the Board of Directors.

INFORMATION ABOUT THE THOR COMPLIANCE OFFICER

If you have a question about this policy, contact Trevor Gasper, THOR General Counsel, who is designated as the THOR Compliance Officer for this policy, for additional guidance. His telephone number is 574-970-7925 and email is tgasper@thorindustries.com.

THOR INDUSTRIES SUPPLEMENTAL TRADING POLICY CERTIFICATION

I hereby acknowledge receipt of the THOR Industries, Inc. Supplemental Policy Concerning Trading in Company Securities by Certain Designated Persons and agree to abide by its terms and conditions.

Signature

Print Name

Title

Date

Return this Certification to Trevor Gasper at tgasper@thorindustries.com or via fax at (866) 549-4259.

THOR INDUSTRIES
REQUEST FOR CLEARANCE OF PROPOSED TRADE OR TRANSFER OF SECURITIES

To:	Trevor Gasper
Legal and Compliance Department
THOR Industries, Inc. (the “Company”)

From:

Date:

RE: Request for Clearance of Proposed Sale, Trade or Transfer of Securities

Pursuant to the Company’s Supplemental Policy Concerning Trading In Company Securities By Certain Designated Persons (the “Supplemental Trading Policy”), I hereby request clearance by the Company of my proposed:

Sale	# of Shares of Stock (the “Shares”)

Purchase	Date of Transaction

Other Transfer

I hereby certify that I am not in possession of material non-public information concerning the Company. I understand that I am not permitted to execute any trade or transfer of the Shares unless and until the Compliance Department, acting on behalf of the Company, provides clearance of the requested transaction.

Name	Subsidiary / Title

Received and Acknowledged this	day of	,	.

☐	Trade Cleared by THOR Industries, Inc.
☐	Trade not Cleared by THOR Industries, Inc.

By:
Name

Title